Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Roblox Corporation
(Exact name of registrant as specified in its charter)
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Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations(1)	Other(2)	$200,000,000(2)	100%	$200,000,000(2)	$110.20 per $1,000,000	$22,040
Total Offering Amounts					$200,000,000		$22,040
Total Fee Offsets							—
Net Fee Due							$22,040

(1)The deferred compensation obligations are unsecured obligations of Roblox Corporation (the “Registrant”) to pay up to $200,000,000 of deferred compensation in the future in accordance with the terms of the Registrant’s Deferred Compensation Plan (the “Plan”).
(2)The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of cash compensation that may be deferred under the Plan, and is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.